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                                                                 Exhibit 10-b-11


                     AMENDMENT TO RESTRICTED STOCK AGREEMENT

                               ===================



To:  D. W. Decker


         Pursuant to a resolution adopted November 4, 1998 by the Board of Directors of Rockwell International Corporation, a Delaware corporation (the Corporation), the Restricted Stock Agreement made as of December 3, 1997 (the Restricted Stock Agreement) between the Corporation and you with respect to 8,205 shares of the Corporation's Common Stock granted to you as restricted stock (the Restricted Shares) and any Stock Dividends (as defined in the Restricted Stock Agreements) on the Restricted Shares, are hereby amended, subject to your acceptance of this Amendment, as follows:

         1. Effective upon and subject to completion of the distribution pro rata to the Corporation's shareowners of all the outstanding stock of the corporation's wholly-owned subsidiary, Conexant Systems, Inc., a Delaware Corporation, paragraph 1 of the Restricted Stock Agreement is amended to read in its entirety as follows:

         1.       Earning of Restricted Shares

                  (a) If (i) you shall continue as an employee of the Corporation until completion of the distribution (the Distribution) pro rata to the Corporation's shareowners of all the outstanding stock of the Corporation's wholly-owned subsidiary, Conexant Systems, Inc., a Delaware corporation (Conexant), and thereafter as an employee of Conexant until the January 1 immediately following your attainment of age 62 or such later age (not more than age 67) to which Conexant's Board of Directors or its Compensation Committee shall from time to time have requested, prior to your attainment of age 62 (or such later age as to which either such Board or Committee shall have previously requested), that you remain in service as an employee of Conexant; or
         (ii) you shall die or suffer a disability that shall continue for a continuous period of at least six months prior to your attainment of age 62 (or the later age prescribed pursuant to the preceding clause
         (a)(i)); or (iii) a "change of control" (as defined for purposes of Conexant's By-Laws as in effect on the effective date of the Distribution)


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         shall occur; then you shall be deemed to have fully earned all the
         Restricted Shares subject to this agreement.

                  (b) If your employment by the Corporation terminates prior to completion of the Distribution or if your employment by Conexant terminates prior to the January 1 immediately following your attainment of age 62 (or the later age prescribed pursuant to clause (a)(i) of this paragraph), you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect thereto unless Conexant's Board of Directors or its Compensation Committee shall determine, in its sole discretion, that your earlier retirement from service with Conexant is not adverse to the best interests of Conexant.

         2. In all other respects the Restricted Stock Agreement shall remain in full force and effect.


                                             ROCKWELL INTERNATIONAL CORPORATION





                                             BY /s/ WILLIAM J. CALISE, JR.
                                                --------------------------
                                                   Senior Vice President


Dated: November 30, 1998


Accepted and Agreed to
as of November 30, 1998


/s/ DWIGHT W. DECKER
--------------------
D. W. Decker

Address: 18 Rustling Wind
         Irvine, CA 92715

Social Security No.: